Exhibit 10.7

OYSTER POINT PHARMA, INC.

John Snisarenko	August 2, 2019

[Personal Home Address]

Dear John:

On behalf of Oyster Point Pharma, Inc. (the “Company”), I am pleased to offer you the position of Chief Commercial Officer. The terms of this offer are as follows:

1.

Employment. If you decide to join us, you will be employed on a full-time basis, and your first day of employment will be September 17, 2019. You will carry out duties and responsibilities consistent with your position and other duties as may be assigned to you by the Company. You should note that the Company may modify your title and responsibilities at any time, with or without notice.

2.

Base Salary. You will receive an annual salary of $360,000.00, less all applicable taxes and withholdings, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. Your base salary may be adjusted from time to time in accordance with normal business practices and in the sole discretion of the Company.

3.

Discretionary Bonus. You will be eligible to receive an annual bonus of up to 30% of your then existing annual base salary, based upon your performance and the Company’s achievement of milestones to be established by the Company’s Board of Directors (the “Board”).

4.

Equity. At the first meeting of the Board following your start date, management will recommend that the Company provide you an option to purchase 520,089 shares of the Company’s Common Stock (the “Shares”) at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Board. The Shares shall vest over four years with 1/4 vesting on the 12-month anniversary of the grant, and the remainder vesting at a monthly rate of 1/36 beginning on the 12 month anniversary of the commencement of your employment, provided you remain employed by the Company on each such vesting date. Your purchase will be documented by and subject to the terms and conditions of the Company’s Equity Incentive Plan and a stock option agreement. In the event that your employment is terminated by the Company without Cause (as defined below) upon or within 12 months after a Change of Control (as defined below), other than as a result of death or disability, and except in the event that a comparable position is offered to you by the entity acquiring the Company, 100% of any then-unvested Shares shall immediately accelerate and vest in full.

For purposes of this letter, a “Change of Control” means either: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or (ii) a sale of all or substantially all of the assets of the Company.

For purposes of this letter, “Cause” shall mean (i) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (ii) an act in connection with your employment which constitutes willful misconduct which is materially injurious to the Company, (iii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company, (iv) your willful breach of any obligations under any written agreement or covenant with the Company, or (v) your continued failure to perform your employment duties after you have received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties and have failed to cure such non-performance to the Company’s satisfaction within thirty (30) after receiving such notice.

5.

Benefits. As an employee, you will also be eligible to participate in any and all benefit programs that the Company establishes and makes generally available to similarly situated employees, provided that you are eligible under the plan documents that govern those programs. Employee benefits currently include health, vision and dental insurance. The Company may modify employee benefits from time to time as it deems necessary.

6.	Paid Time Off. You will be entitled to fifteen (15) business days of paid time off each year, accrued on a pro rata basis with each semi-monthly pay period.

7.

Conduct. As a Company employee, you will be expected to abide by the Company’s rules and standards. You will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook.

8.

No Conflict. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with the Company or limiting the manner in which you may be employed, or which is in any way inconsistent with the terms of this offer letter. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your employment with the Company.

9.

Co-Employment. Your employment will be administered under a co-employment relationship between Oyster Point Pharma and Insperity. This means that Oyster Point Pharma handles the day-to-day activities related to its core business and your work, while Insperity handles the administrative responsibilities such as payroll processing, benefits, and human resources issues. You will receive further details from Insperity once you have accepted this offer.

10.

Proof of Legal Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. You must provide this documentation within three (3) business days of starting employment. Your employment with the Company is contingent on your satisfactory completion of this requirement.

11.

Invention and Non-Disclosure Agreement. As a condition of your employment, and prior to your first day or work, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Employee Agreement”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information.

12.

At-Will Employment. Neither this letter nor the Employee Agreement shall be construed as an agreement, express or implied, to employ you for any stated term, nor shall in any way alter the Company’s policy of employment at-will, under which both you and the Company remain free to end the employment relationship at any time for any reason or for no reason, with or without notice. We request that, in the event of your resignation, you give the Company at least two weeks’ notice.

This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. These terms, including, but not limited to the at-will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

We are excited about your joining Oyster Point Pharma, and hope that you will accept our offer. If you decide to accept, and agree to the employment terms set forth in this letter, please sign and date this letter in the space provided below, and return it along with a signed copy of the Employee Agreement. A duplicate original is enclosed for your records. If you do not accept this offer by August 8, 2019 it shall be deemed withdrawn.

We look forward to your favorable reply and to working with you at Oyster Point Pharma, Inc.

Sincerely,

/s/ Jeffrey A. Nau
Jeffrey A. Nau, PhD, MMS
President and Chief Executive Officer

Agreed to and accepted:

Signature:	/s/ John Snisarenko

Printed Name:	JOHN SNISARENKO

Date:	AUG 5, 2019

Enclosures

    Duplicate Original Letter

    Employment, Confidential Information, Invention Assignment and Arbitration Agreement